Keeley Funds, Inc. 485BPOS

Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of KEELEY Funds Inc. of our report dated November 25, 2020, relating to the financial statements and financial highlights, which appears in the KEELEY Small Cap Dividend Value Fund, KEELEY Small-Mid Cap Value Fund and KEELEY Mid Cap Dividend Value Fund’s Annual Report on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

January 28, 2021